Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:
Adolor Corporation	Sam Brown Inc. (media)
Lizanne Wentz	Mike Beyer (773) 463-4211
Corporate Communications	beyer@sambrown.com
(484) 595-1500

ADOLOR ANNOUNCES DISCONTINUATION OF SALES FORCE AND OTHER

SELECTED WORK FORCE REDUCTIONS

Exton, PA, December 14, 2006 – Adolor Corporation (Nasdaq: ADLR) announced today it will disband its sales force of approximately 35 people and make other selected reductions to the company’s work force. The company established its sales force in early 2005 in anticipation of a product launch for Entereg® (alvimopan) for the management of postoperative ileus later that year. The recent Food and Drug Administration (FDA) approvable letter and subsequent delay to possible market entry for the company’s lead product Entereg was the impetus for the decision. The sales force has been detailing GlaxoSmithKline’s (GSK) anti-thrombotic agent, Arixtra® under its co-promotion agreement with GSK, which expires on December 31, 2006.

“Decisions of this nature are always difficult,” said David Madden, the company’s chairman of the Board. “But after evaluating the anticipated timeline for regulatory action on Entereg, we concluded that it would be difficult to retain and motivate our sales force without a product to detail during this period.”

In the Adolor and GlaxoSmithKline (GSK) collaboration agreement for the postoperative ileus indication for Entereg, Adolor is required to provide a limited number of full time equivalent sales personnel for the first year of product commercialization. Options to provide these required sales representatives can be funded by Adolor at GSK or through a contract sales organization. Adolor may also evaluate whether to reestablish an independent sales force at a later date. The discontinuation of the Company’s independent sales effort will not affect the profit sharing arrangement in the company’s collaboration agreement with GSK.

“We are focusing our attention on preparing to submit a complete response to the recent approvable letter in the second quarter of 2007. We are also focusing our resources on the development of our Delta agonist and ongoing discovery research programs,” said Michael R. Dougherty, president and chief executive officer. “These actions align the company’s expenditure rate with the anticipated timing of important clinical and regulatory milestones.”

The Company’s headcount after this reduction is 128, down from 180. The company expects to take a one time charge of approximately $2.0 to $3.0 million in the fourth quarter ending December 31, 2006.

About Adolor Corporation

Adolor Corporation (Nasdaq: ADLR) is a biopharmaceutical company specializing in the discovery, development and commercialization of novel prescription pain management products. Entereg® (alvimopan) is Adolor’s lead product candidate under development for the management of the gastrointestinal side effects associated with opioid use. Adolor and GlaxoSmithKline (GSK) are collaborating in the worldwide development and commercialization of Entereg® in multiple indications. Adolor also has a number of discovery research programs focused on the identification of novel compounds for the treatment of pain. By applying its knowledge and expertise in pain management, along with ingenuity, Adolor Corporation is seeking to make a positive difference for patients, caregivers and the medical community. For more information, visit www.adolor.com.

This release, and oral statements made with respect to information contained in this release, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those which express plan, anticipation, intent, contingency, goals, targets or future development and/or otherwise are not statements of historical fact. These statements are based upon management’s current expectations and are subject to risks and uncertainties, known and unknown, which could cause actual results and developments to differ materially from those expressed or implied in such statements. Such known risks and uncertainties relate to, among other factors: the risk that regulatory approvals for use of alvimopan Entereg® in patients taking opioids for chronic pain are not achieved; the risk that Adolor may not obtain FDA approval for the new drug application for Entereg(R) in postoperative ileus (POI); the risk that the filing targets for regulatory submissions are not met; the risk that further studies of Entereg(R) are not positive or have adverse safety findings; the costs, delays and uncertainties inherent in scientific research, drug development, clinical trials and the regulatory approval process; Adolor’s history of operating losses since inception and its need for additional funds to operate its business; Adolor’s reliance on its collaborators, including GlaxoSmithKline in connection with the development and commercialization of Entereg(R); market acceptance of Adolor’s products, if regulatory approval is achieved; competition; and securities litigation.

Further information about these and other relevant risks and uncertainties may be found in Adolor’s Reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission. Adolor urges you to carefully review and consider the disclosures found in its filings, which are available in the SEC EDGAR database at http://www.sec.gov and from Adolor at http://www.adolor.com. Given the uncertainties affecting pharmaceutical companies in the development stage, you are cautioned not to place undue reliance on any such forward-looking statements, any of which may turn out to be wrong due to inaccurate assumptions, unknown risks, uncertainties or other factors. Adolor undertakes no obligation to (and expressly disclaims any such obligation to) publicly update or revise the statements made herein or the risk factors that may relate thereto whether as a result of new information, future events, or otherwise.

#    #    #